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                                                                   EXHIBIT 12.1



PERFORMANCE FOOD GROUP COMPANY
CALCULATION OF EARNINGS TO FIXED CHARGES
IN THOUSANDS ('000'S)

                                                                                                                         SIX MONTHS
                                                         FISCAL YEAR ENDED                                                  ENDED
                                           DECEMBER 30,     DECEMBER 28,    DECEMBER 27,    JANUARY 2,     JANUARY 1,       JULY 1,
                                               1995            1996             1997           1999           2000           2000
                                           --------------------------------------------------------------------------    -----------
EARNINGS:
Net income (1)                                $ 8,471        $12,327          $13,900         $17,410       $19,251         $10,604
Add:
Income taxes (1)                                5,293          7,145            8,298           9,965        12,000           6,500
Minority interest                                --             --               --              --            --              --
Fixed charges (excluding capitalized
   interest)                                    3,411          1,346            2,978           4,411         6,481           3,717
                                              ----------------------------------------        ----------------------        -------
Total earnings                                 17,175         20,818           25,176          31,786        37,732          20,821

FIXED CHARGES:
Interest expense, including capitalized
   interest                                     3,465          1,547            2,948           5,455         5,710           3,446
Amortization of debt discount & issuance
   costs (2)                                     --             --               --              --            --              --
Synthetic lease rent                             --             --               --              --           1,093             829
                                              ----------------------------------------        ----------------------        -------
Total fixed charges                             3,465          1,547            2,948           5,455         6,803           4,275

RATIO OF EARNINGS TO FIXED CHARGES              495.7%        1345.7%           854.0%          582.7%        554.6%          487.0%
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Notes:
(1) From 1999 annual report to shareholders (includes NCF for all years)
(2) Included in interest expense